Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of F & M Bank Corp. on Form S-1 of our report dated March 25, 2010, which appears in their Annual Report on Form 10-K for the year ended December 31, 2009.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Elliott Davis, LLC

Galax, Virginia
January 14, 2011